Nicor Inc.
Exhibit 10.09
Form 8-K

NICOR INC. 2006 LONG TERM INCENTIVE PLAN

FIRST AMENDMENT TO

PERFORMANCE CASH UNIT AGREEMENT

This Amendment (the “Amendment”) to that certain Performance Cash Unit Agreement (the “Agreement”) between Nicor Inc., an Illinois corporation (the “Company”) and Rick Murrell (the “Employee”) dated as of March 26, 2009 (the “Agreement Date”) is effective as of this July 23, 2009 (the “Amendment Date”), by and among the Company and the Employee.  Except as set forth in the Amendment, capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Agreement.

WITNESSETH

WHEREAS, the Company maintains the Nicor Inc. 2006 Long Term Incentive Plan, as amended (the “Plan”), which is incorporated into and forms a part of this Amendment, for the benefit of key executive and management employees of the Company and any Related Company;

WHEREAS, the Employee had been selected by the Committee to receive an award of Performance Cash Units pursuant to the Plan, such award evidenced by the Agreement;

WHEREAS, the Employee and the Company desire to amend the terms of the Agreement as set forth in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employee and the Company (collectively the “Parties”) hereby agree as of the Amendment Date to the following:

1.   Amendment to Paragraph 1 of the Agreement.  Effective as of the Amendment Date, Paragraph 1 of the Agreement is hereby amended and restated in its entirety as follows:

“1.           Award.  Subject to the terms of the Agreement and the Plan, the Employee was originally awarded 49,900 Performance Cash Units and the Employee is hereby awarded an additional 4,990 Performance Cash Units, for a total award of 54,890 Performance Cash Units.”

2.   Amendment to Paragraph 3 of the Agreement.  Effective as of the Amendment Date, Paragraph 3 of the Agreement is hereby amended by adding the following sentence at the end thereof:

“Notwithstanding the foregoing, (i) with respect to Performance Cash Units that vest pursuant to paragraph 7(b) below, amounts due under paragraph 2 with respect to such vested Performance Cash Units will be paid in a lump sum as soon as practicable following the Employee’s death or Disability, as applicable, but in no event later than March 15 of the calendar year following the calendar year in which the Employee dies or becomes Disabled and (ii) any amounts with respect to Performance Cash Units that the Committee determines in its discretion to vest will be paid in a lump sum no later than March 15 of the calendar year following the calendar year in which the Committee makes such determination.”

3.   Amendment to Paragraph 6 of the Agreement.  Effective as of the Amendment Date, Paragraph 6 of the Agreement is hereby amended and restated in its entirety as follows:

“6.           Performance Multipliers.  For purposes of this Agreement, the term “Total Shareholder Return Performance Multiplier” for the Performance Period shall be determined in accordance with Exhibit A to this Agreement, provided, however, that, (i) with respect to Performance Cash Units that vest pursuant to paragraph 7(b) below, the Total Shareholder Return Performance Multiplier shall be deemed to be 100% and (ii) if the Committee exercises its discretion to vest all or a portion of the Performance Cash Units in accordance with paragraph 7(c) below, the Total Shareholder Return Performance Multiplier shall be determined in the sole discretion of the Committee.”

4.   Amendment to Paragraph 7 of the Agreement.  Effective as of the Amendment Date, Paragraph 7 of the Agreement is hereby amended and restated in its entirety to read as follows:

“7.           Vesting.  The Employee shall be vested in and entitled to payment of benefits under this Agreement only as follows:

(a) If the Employee remains continuously employed by the Company and the Related Companies during the period beginning on the Agreement Date and ending on the last day of the Performance Period, the Employee shall be vested in 100% of the Performance Cash Units.

(b) If the Employee remains continuously employed by the Company and the Related Companies through the first anniversary of the Agreement Date, and such employment terminates before the last day of the Performance Period by reason of the Employee’s death or Disability, the Employee shall be vested in a pro rata portion of the Performance Cash Units based upon the total number of full months the Employee was employed during the Performance Period and the Employee shall immediately forfeit the portion of the Performance Cash Units that does not so vest.

(c) If the Employee’s employment with the Company or the Related Companies terminates due to the Employee’s Retirement after the first anniversary of the Agreement Date, the Performance Cash Units or a portion thereof will vest only in the sole discretion of the Committee.

The Employee shall not be vested in or entitled to payment of benefits under this Agreement except as expressly provided in subsections (a), (b) or (c) next above.  Nothing in this paragraph 7 shall be deemed to increase the amount of benefits (if any) payable under this Agreement, as determined without regard to this paragraph 7.”

5.   Amendment to Paragraph 9 of the Agreement.  Effective as of the Amendment Date, Paragraph 9 of the Agreement is hereby amended and restated in its entirety to read as follows:

“9.           Retirement; Disability.  For purposes of this Agreement, the term “Retirement” means: (a) termination of employment because the Employee has reached normal retirement age of 65 years; or (b) termination of employment because the employee has attained at least age 55 and has at least 10 years of employment with the Company or any Related Companies.  For purposes of this Agreement, the term “Disability” or “Disabled” means the inability of the Employee, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition, in the opinion of a physician selected by the Committee, is expected to result in death or can be expected to last for a continuous period of not less than 12 months.”

6.   No Other Amendment.  Except as expressly set forth in this Amendment, the Agreement shall remain unchanged and shall continue in full force and effect according to its terms.

7.   Acknowledgement. The Employee acknowledges and agrees that he has carefully read this Amendment in its entirety, fully understands and agrees to its terms and provisions and intends and agrees that it be final and legally binding on the Employee and the Company.

8.   Counterparts.  This Amendment may be executed in several counterparts by the parties each of which shall be deemed an original.

IN WITNESS WHEREOF, the Employee has hereunto set the Employee’s hand and the Company has caused this Amendment to be executed in its name on its behalf, all as of the day and year first above written.

                    NICOR INC.

                    By:/s/ CLAUDIA COLALILLO
                                                  Claudia Colalillo
                                                                  Senior Vice President Human Resources and
                                                                  Corporate Communications

                    EMPLOYEE

                                                  /s/ RICK MURRELL
                                      Rick Murrell